SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

     Filed by the registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Rule 14(a)-12


                          Northwest Natural Gas Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


     Payment of Fling Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applied:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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


      [COMPANY LOGO]
      [GRAPHIC OMITTED]
      220 N.W. SECOND AVENUE
      PORTLAND, OR 97209

                                          April 19, 2002





To the Shareholders of Northwest Natural Gas Company:


We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Northwest Natural Gas Company (the Company), which will be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 23, 2002, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to be with us.

At the meeting you will be asked to consider and vote upon (1) the election of two directors; (2) the amendment and reapproval of the Restated Stock Option Plan; and (3) the election of independent auditors. Your Board of Directors unanimously recommends that you vote FOR proposals 1, 2 and 3.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company's activities and operating performance is contained in our 2001 Annual Report, which is also enclosed.

Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

                                          Sincerely,


                                          /s/Richard G. Reiten
                                          -------------------------------------
                                          Richard G. Reiten
                                          Chairman and Chief Executive Officer

                          NORTHWEST NATURAL GAS COMPANY
                               ONE PACIFIC SQUARE
                             220 N.W. SECOND AVENUE
                             PORTLAND, OREGON 97209
                                 (503) 226-4211

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

                                              Portland, Oregon, April 19, 2002

To the Shareholders:

      The 2002 Annual Meeting of Shareholders of Northwest Natural Gas Company will be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 23, 2002, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

(1)   to elect two Class III directors to a term of three years;

(2)   to amend and reapprove the Restated Stock Option Plan;

(3)   to elect independent auditors for the year 2002; and

(4) to transact such other business as may properly come before the meeting or any adjournment thereof.

      Holders of Common Stock of record at the close of business on April 4, 2002 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

      The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under the Company's Dividend Reinvestment and Stock Purchase Plan, its Retirement K Savings Plan or its Employee Stock Purchase Plan to vote any shares held for shareholders' benefit under those Plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States.

      YOUR VOTE IS VERY IMPORTANT TO US.

      WE URGE YOU TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD, OR BY GRANTING A PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AS SOON AS POSSIBLE. YOUR PROMPT VOTE WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

                                    By Order of the Board of Directors,

                                    /s/C.J. Rue
                                    Secretary

                          NORTHWEST NATURAL GAS COMPANY
                               ONE PACIFIC SQUARE
                             220 N.W. SECOND AVENUE
                             PORTLAND, OREGON 97209
                                 (503) 226-4211

                       2002 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 23, 2002

                                 PROXY STATEMENT

      The Board of Directors of Northwest Natural Gas Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 23, 2002, at 2:00 p.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly. Alternatively, you may grant your proxy by telephone or the Internet.

      The Company's Annual Report for the fiscal year ended December 31, 2001, including audited financial statements, has been mailed to all shareholders. This proxy statement and the accompanying proxy card are being mailed to shareholders commencing April 19, 2002.

      The close of business on April 4, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

      You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy even if you do attend the meeting. If you are a registered shareholder, you may vote by telephone, Internet or mail, or you may vote your shares in person at the meeting. To vote:

          BY TELEPHONE (DO NOT RETURN YOUR PROXY CARD)

          o On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 22, 2002.

          o    Enter your control number indicated on your proxy card.

          o    Follow the simple recorded instructions.

            BY INTERNET (DO NOT RETURN YOUR PROXY CARD)

          o Go to the Web site indicated on your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 22, 2002.

          o    Enter your control number indicated on your proxy card.

          o    Follow the simple instructions.

          BY MAIL

          o Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted "FOR" Proposals 1, 2 and 3, as recommended by the Company's Board of Directors.

          o    Date and sign your proxy card.

          o Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, Attention: Shareholder Services.

      You may revoke your proxy at any time before the proxy is exercised (1) by delivering a written notice of revocation, (2) by filing with the corporate secretary a subsequently dated, properly executed proxy, (3) by voting after the date of the proxy by telephone or Internet, or (4) by attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to:

               Northwest Natural Gas Company
               220 NW Second Ave.
               Portland, OR  97209
               Attention:  Corporate Secretary

      If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy.

      If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING SECURITIES OF THE COMPANY

      The 25,297,764 shares of Common Stock outstanding on March 15, 2002 were held by 10,270 shareholders residing in 50 states, the District of Columbia, Guam, Puerto Rico and a number of foreign countries.

      Each holder of Common Stock of record at the close of business on April 4, 2002 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

      A majority of the shares of Common Stock outstanding at the close of business on April 4, 2002 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

      The holders of Preferred Stock do not participate in the election of directors unless Preferred dividends are in arrears (none are in arrears). The holders of the Preference Stock do not participate in the election of directors.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES HELD, TO SIGN AND RETURN YOUR PROXY. ALTERNATIVELY, YOU MAY GRANT YOUR PROXY BY TELEPHONE OR THE INTERNET AS DESCRIBED ABOVE.

PROPOSAL 1 - ELECTION OF DIRECTORS

      The Company's Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than thirteen directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at twelve. However, the number of directors will be reduced to ten upon the retirement, at the conclusion of this year's Annual Meeting, of Mr. Benjamin R. Whiteley, who has served on the Board since 1989 and who has reached the mandatory retirement age for Board service. In addition, Ms. Mary Arnstad, who has served as a director since 1992, will not stand for re-election to the Board. The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible.

      Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class III directors expires with this year's Annual


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

Meeting. Messrs. Thomas E. Dewey, Jr. and Richard G. Reiten are nominees for election to the Board as Class III directors to serve until the 2005 Annual Meeting or until their successors have been duly elected and qualified. Both of these nominees were elected by the shareholders at the 1999 Annual Meeting. In case either of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why either of the nominees would be unable to serve if elected.

VOTE REQUIRED

      Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the two nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEES LISTED BELOW.

            INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                                    CLASS III

                       (FOR A THREE-YEAR TERM ENDING 2005)

            THOMAS E. DEWEY, JR.

[PICTURE]   Member, McFarland Dewey & Co., LLC, New York, New York
            Age: 69
            Director since: 1986
            Board Committees: Finance (Chairman), Audit

      Since 1989, Mr. Dewey has been a general partner (now member) in the investment banking firm of McFarland Dewey & Co., LLC (formerly, McFarland Dewey & Co.), which provides clients with independent financial advice, including advice on corporate financial strategies and recapitalization proposals. He is also a director of Genelabs Technologies, Inc., a trustee of The Scripps Research Institute and Chairman Emeritus of Lenox Hill Hospital. Mr. Dewey is a graduate of Princeton University and the Harvard Business School.

            RICHARD G. REITEN

[PICTURE]   Chairman and Chief Executive Officer of the Company, Portland,
            Oregon
            Age: 62
            Director since: 1996
            Board Committee: Executive

      Mr. Reiten joined the Company as President and Chief Operating Officer and was elected to the Board effective March 1, 1996. He was elected President and Chief Executive Officer effective January 1, 1997, was appointed to the additional position of Chairman of the Board in September 2000 and relinquished the position of President in May 2001. Prior to joining the Company, from 1992 through 1995, Mr. Reiten served as President and Chief Operating Officer of Portland General Electric Company (PGE) after serving as President of PGE's parent company, Portland General Corporation (PGC), from 1989 through 1992. He also served as a director of PGC from 1983 to 1987 and from 1990 to 1995 when he retired from PGE. He is a director of U.S. Bancorp, The Regence Group and Building Materials Holding Corporation. He serves on the boards of the American Gas Association, American Electric and Gas Insurance Services, the United Way and The Nature Conservancy of Oregon. He is a past General Chairman of the United Way campaign for Portland and a past Chairman of both the Portland Metropolitan Chamber of Commerce and the Association for Portland Progress. Mr. Reiten is a graduate of the University of Washington and the executive and board of directors programs at the Stanford Business School.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE


                                     CLASS I

                               (TERM ENDING 2003)

            RANDALL C. PAPE

[PICTURE]   President and Chief Executive Officer, The Pape Group, Inc.,
            Eugene, Oregon
            Age:  51
            Director since: 1996
            Board Committees: Environmental Policy, Organization and
            Executive Compensation, Pension (Chairman), Retirement (Chairman)

       Since 1981, Mr. Pape has served as President, Chief Executive Officer and a director of The Pape Group, Inc., a holding company for Pape Bros.,
Inc., Flightcraft, Inc., Hyster Sales Company, Ditch Witch Northwest, Industrial Finance Co. and Pape Properties, Inc. He also is President, CEO and a director of Liberty Financial Group, a holding company for LibertyBank SB, EcoSort LLC, and Sanipac, Inc., and a partner in Pape Investment Company. Mr. Pape is a director of Obie Media Corporation and a former director and past president of Mt. Bachelor, Inc. He serves as a Commissioner to the Oregon Department of Transportation, is a trustee and past chairman of the University of Oregon Foundation, and also serves on the Oregon Business Council and as a trustee for The Nature Conservancy of Oregon. He earned a Bachelor of Science degree in Finance from the University of Oregon.


            ROBERT L. RIDGLEY

[PICTURE]   Retired Chairman of the Board of the Company, Portland, Oregon
            Age:  68
            Director since: 1984
            Board Committees:  Executive, Pension, Retirement, Finance,
                               Environmental Policy

      Mr. Ridgley served as President and Chief Executive Officer of the Company from 1985 until 1996 when he became Chairman of the Board and CEO. He retired as CEO in 1996 and as Chairman of the Board in 1999. He is a director of Kaiser Foundation Hospitals and the Kaiser Foundation Health Plan, and is a past Chairman of the Oregon Business Council, the American Gas Association, the Pacific Coast Gas Association and the Portland Area Chamber of Commerce. Mr. Ridgley serves as an officer of the New Mexico Chapter of The Nature Conservancy, as a trustee of the Oregon Health Sciences Foundation, and chairs the Development Council for the Casey Eye Institute. He is a graduate of Cornell University and the Harvard Law School.

            DWIGHT A. SANGREY

[PICTURE]   Business Development Consultant, Portland, Oregon
            Age: 61
            Director since: 1992
            Board Committees: Environmental Policy (Chairman), Audit

      Mr. Sangrey works in the development of new businesses, primarily in health care, engineering and information technologies. He has served as CEO of Santa Fe Technologies, Inc. and Fraction Biologics, LLC, and from 1988 until 1994 was President of the Oregon Graduate Institute of Science & Technology (OGI), and was Professor of Environmental Science and Engineering at OGI until 1995. He is a managing director of Golder Associates Inc., and a board member of Znomics Inc., Santa Fe Technologies, Inc., AirAdvice, Inc., the Oregon Health Assessment Project and Pacific University, and also serves on several national education and science policy committees. Mr. Sangrey is a graduate of Lafayette College, the University of Massachusetts and Cornell University.


            RICHARD L. WOOLWORTH

[PICTURE]   Chairman and Chief Executive Officer, The Regence Group,
            Portland, Oregon
            Age: 60
            Director since: 2000
            Board Committees:   Audit, Finance

      Mr. Woolworth has served since 1995 as Chairman and CEO of The Regence Group, the largest affiliation of Blue Cross and/or Blue Shield companies in the western United States. With more than $5.3 billion in revenues, the Regence health plans have some three million members in Oregon, Washington, Utah and Idaho. He is also board chairman of Regence BlueCross BlueShield of Oregon and Regence HMO Oregon, a director of the Columbia Mutual Funds, and chairman of the Oregon Business Council. He is immediate past chair of the National Blue Cross and Blue Shield Association, and past chairman of the Portland Chamber of Commerce and regional fund drives for the United Way and the Juvenile Diabetes Foundation. Mr. Woolworth is a certified public accountant and a graduate of Lewis and Clark College in Portland.

                                    CLASS II

                              (TERM ENDING IN 2004)

            TOD R. HAMACHEK

[PICTURE]   Chairman and Chief Executive Officer, Penwest Pharmaceuticals
            Company
            Patterson, New York
            Age: 56
            Director since: 1986
            Board Committees: Pension, Retirement, Organization and Executive
                              Compensation (Chairman)

      Mr. Hamachek has served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company since October 1997. Penwest, which was spun off from Penford Corporation in 1998, is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of Penwest, The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). He is a graduate of Williams College and the Harvard Business School.


            WAYNE D. KUNI

[PICTURE]   Chairman, Kuni Enterprises, Beaverton, Oregon
            Age:  71
            Director since: 1980
            Board Committees: Executive, Audit (Chairman), Finance,
                              Organization and Executive Compensation

      Mr. Kuni is the founder, Chairman and principal shareholder of Kuni Enterprises, which owns Cadillac, Lexus, BMW and other automobile dealerships in Oregon, Washington, Colorado and California. He is a past President of the Oregon Automobile Dealers Association, the Portland Chamber of Commerce and the Arlington Club. He serves on the Board of Keller Enterprises and formerly served on the Board of Trustees of the Oregon Health Sciences Foundation. He is Chairman Emeritus of the Board of Governors of the Portland Shriners Hospital. Mr. Kuni is a graduate in business administration from Kettering University, Flint, Michigan.

            MELODY C. TEPPOLA

[PICTURE]   Managing Partner, National Builders Hardware Company, Portland,
            Oregon
            Age:  59
            Director since: 1987
            Board Committees: Executive, Pension, Retirement, Environmental
                              Policy

      Ms. Teppola has been associated with National Builders Hardware Company, a regional and national distributor of builders hardware, woodworking machinery and decorative plumbing, since 1965, and a managing partner since 1975. Her community activities have focused on art, education and advocacy for women and children. She is a member of the Marquam Hill Steering Committee of the Oregon Health Sciences University, the Public Art Advisory Committee of the Regional Arts and Culture Council and the Advisory Board of the Port of Portland Mentor Program. She also serves as a director of the Bonnie Bronson Fund of the Oregon Community Foundation and the Portland Metropolitan Chamber of Commerce. Ms. Teppola is a Mills College graduate.


            RUSSELL F. TROMLEY

[PICTURE]   President and Chief Executive Officer, Tromley Industrial
            Holdings, Inc., Tualatin, Oregon
            Age:  62
            Director since: 1994
            Board Committees: Audit, Finance

      Mr. Tromley has served as President and Chief Executive Officer of Tromley Industrial Holdings, Inc., since its formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He is a founding director of The Bank of the Northwest, and also serves as a director of the Evans Scholars Foundation and the Western Golf Association. Mr. Tromley attended the University of Washington and the Harvard Business School.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES:

      There are seven standing committees of the Board: the Audit, Retirement, Pension, Organization and Executive Compensation, Environmental Policy, Finance and Executive Committees.

      The Audit Committee is comprised of directors Arnstad, Dewey, Kuni, Sangrey, Tromley and Woolworth, each of whom is an outside director. The Committee approves the work program of the Company's internal audit staff and reviews the corporate audit and other internal accounting control matters with the independent certified public accountants elected by the shareholders. It reports regularly to the Board. The Committee held four meetings during 2001.

      The Retirement Committee and the Pension Committee oversee the administration of the Company's two defined benefit plans, the Retirement Plan for Non-Bargaining Unit Employees and the Retirement Plan for Bargaining Unit Employees. The Retirement Committee consists of directors Hamachek, Pape, Ridgley and Teppola. These directors, together with a representative chosen by the bargaining unit members, also constitute the Pension Committee. The two Committees met five times during 2001.

      The Organization and Executive Compensation Committee, which is comprised of directors Hamachek, Kuni, Pape and Whiteley, each of whom is an outside director, reviews the performance of executive officers, considers executive compensation survey data in making recommendations to the Board relating to the Company's executive compensation program and benefit plans and administers the Restated Stock Option Plan and the Long-Term Incentive Plan. This Committee also makes recommendations to the Board on organization and executive succession matters. Four meetings of this Committee were held during 2001.

      The Environmental Policy Committee develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of the Company's compliance with environmental regulations. The Committee is comprised of directors Arnstad, Pape, Ridgley, Sangrey and Teppola. This Committee held two meetings in 2001.

      The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to the Company's financing programs, financial policy matters and material regulatory issues. The Committee consists of directors Dewey, Kuni, Ridgley, Tromley and Woolworth. The Committee held three meetings in 2001.

      The Executive Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of the Company, except as otherwise may be provided by law. This Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. Shareholders' suggestions for director-nominees may be submitted to the Secretary of the Company for consideration by the Executive Committee. The Company's Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of the Company on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting. This Committee, which is comprised of directors Kuni, Reiten, Ridgley, Teppola and Whiteley, held one meeting in 2001.

      In 1994, the Board created the position of Lead Director and elected Mr. Whiteley to the position. The Lead Director consults with the Chief Executive Officer on Board organization matters, including the selection of committee members and chairs. The Lead Director also chairs meetings of the Executive Committee and regularly scheduled meetings of outside directors, which are held at least twice each year, and coordinates the periodic evaluation by outside directors of the Board's performance.

      Directors who are not employees of the Company receive an annual retainer of $10,000, a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended. In addition, a $3,000 annual retainer is paid to each Committee chair, except the chair of the Executive Committee/Lead Director who is paid $2,000 per month for his services in these capacities.

      During 2001, there were eight meetings of the Company's Board. No director attended fewer than 75 percent of the total meetings of the Company's Board or committees on which he or she served.

DIRECTORS DEFERRED COMPENSATION PLAN

      Directors may elect to defer the receipt of all or a part of their directors' fees under the Company's Directors Deferred Compensation Plan. At the director's election, deferred amounts may be credited to either a "cash account" or a Company "stock account." If deferred amounts are credited to stock accounts, such accounts are credited with a number of shares based on the purchase price of Common Stock on the next purchase date under the Company's Dividend Reinvestment and Stock Purchase Plan, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody's Average Corporate Bond Yield plus two percentage points. The crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed ten years, or in a combination of lump sum and installments.

      The Company's obligations under the Plan are unfunded and benefits will be paid either from the general funds of the Company or from the Umbrella Trust for Directors which has been established for this Plan. With respect to the cash accounts, the Company has purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse the Company for the payment of cash benefits from the Plan. This insurance is designed so that, if the assumptions made as to mortality experience, policy dividends and other factors are realized, insurance policy proceeds paid to the Company will be at least equal to all the premium payments and cash benefits paid under the Plan. The cost of any one individual participant cannot be properly allocated or determined because of overall Plan assumptions. In addition, the Company has contributed cash and Common Stock to the trustee of the Umbrella Trust such that the Umbrella Trust holds the number of shares of Common Stock equal to the number of shares credited to all directors' stock accounts. Shares so held will be used to fund the Company's obligation to pay out the stock accounts.

      The Company may from time to time transfer other assets to the trustee of the Umbrella Trust to hold in trust for the benefit of Plan participants. The Company's obligations under the Plan are not limited to trust assets, and Plan participants will have a claim against the Company for any payments not made by the trustee. The Company instructs the trustee as to the investment of the trust's assets and the trustee's fees and expenses are paid by the Company.

      Upon the occurrence of certain events, such as a change in control of the Company, termination of the Plan or the failure by the Company to provide the trust with adequate funds to pay current benefits, the Company may be required under the terms of the trust to contribute to the trust annually the amount by which the present value of all benefits payable under the Plan exceeds the value of the trust's assets.

NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

      Non-employee directors of the Company are awarded approximately $50,000 worth of the Company's Common Stock upon joining the Board pursuant to the Company's Non-Employee Directors Stock Compensation Plan. These initial awards vest in monthly installments over the five calendar years following the award. On January 1 of each year thereafter, non-employee directors are awarded an additional $10,000 of Common Stock which vests in monthly installments in the fifth year following the award (after the previous award has fully vested). All awards vest immediately upon a change in control of the Company. Unvested shares are forfeited if the recipient ceases to be a director. The shares awarded are purchased in the open market by the Company at the time of award. Directors may elect to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan. Certificates representing a director's vested shares are not delivered to the director until after the director leaves the Board.

DIRECTORS RETIREMENT BENEFIT

      On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, the Company credited a number of shares of Company Common Stock to a stock account under the Directors Deferred Compensation Plan for each then current director. If such a director retires from the Board at age 72 or older with 10 or more years of service as a director or if the director earlier dies or becomes disabled or if there is an earlier change in control of the Company, the Company is obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, the Company contributed to the Umbrella Trust for Directors a number of shares of the Company's Common Stock equal to the number of shares credited to directors' accounts. Such stock is held in the Umbrella Trust and will be used to fund the Company's obligation to pay out the stock accounts. The number of shares of Common Stock in the retirement benefit stock account of each such director at December 31, 2001 was: Mary Arnstad, 586; Thomas E. Dewey, Jr., 1,887; Tod R. Hamachek, 724; Wayne D. Kuni, 2,213; Randall C. Pape, 546; Richard
G. Reiten, 1,199; Robert L. Ridgley, 1,746; Dwight A. Sangrey, 1,114; Melody C. Teppola, 896; Russell F. Tromley, 1,114; and Benjamin R. Whiteley, 2,403.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late or missed filings of those reports made by its directors and executive officers during 2001. Based solely upon a review of the copies of such reports furnished to it and written representations that no other such reports were required, the Company believes that during 2001 all directors and executive officers timely filed all such required reports.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of February 28, 2002 by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 13 and all directors and executive officers as a group.

                                                         PERCENT OF OUTSTANDING
     NAME OF BENEFICIAL OWNER        NUMBER OF SHARES1         COMMON STOCK
     ------------------------        -----------------   -----------------------

      Bruce R. DeBolt                      36,738  2                 *
      Thomas E. Dewey, Jr.                  6,851  3                 *
      Mark S. Dodson                       23,027  4                 *
      Lea Anne Doolittle                    3,559  5                 *
      Tod R. Hamachek                      12,780  6                 *
      Wayne D. Kuni                        17,786  7                 *
      Michael S. McCoy                     39,670  8                 *
      Randall C. Pape                      10,583  9                 *
      Richard G. Reiten                   104,848 10                 *
      Robert L. Ridgley                    25,222 11                 *
      Dwight A. Sangrey                     7,558 12                 *
      Melody C. Teppola                     8,241 13                 *
      Russell F. Tromley                    9,677 14                 *
      Richard L. Woolworth                  4,426 15                 *

      All directors and officers          346,939 16                 1.4
      as a group (17 in number)

*     The total for each individual is less than 1.0 percent.

1 Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.

2 Includes 10,858 shares held jointly with his wife, 17,791 shares which Mr. DeBolt has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 4,500 shares of restricted stock which will vest over the period 2005 through 2007 and 170 shares held indirectly under the Retirement K Savings Plan (RKSP).

3 Includes 1,287 shares subject to forfeiture under the Non-Employee Directors Stock Compensation Plan (NEDSCP) and 3,900 shares credited to a stock account under the Directors Deferred Compensation Plan (DDCP).

4 Includes 10,000 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the Restated SOP and 94 shares held indirectly under the RKSP.

5 Includes 14 shares credited to a stock account under the Executive Deferred Compensation Plan (EDCP), 74 shares held indirectly under the RKSP and 3,400 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP.

6 Includes 1,902 shares subject to forfeiture under the NEDSCP and 7,790 shares credited to a stock account under the DDCP.

7 Includes 442 shares subject to forfeiture under the NEDSCP, 2,386 shares held in trust, and 5,363 shares credited to a stock account under the DDCP.

8 Consists of 11,820 shares held indirectly by Mr. McCoy under the RKSP, 10,350 shares held jointly with his wife and 17,500 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the Restated SOP.

9 Includes 1,902 shares subject to forfeiture under the NEDSCP and 5,522 shares credited to a stock account under the DDCP.

10 Includes 17,984 shares held indirectly by Mr. Reiten under the RKSP, 72,500 shares which Mr. Reiten has the right to acquire within 60 days through the exercise of options under the Restated SOP and 1,938 shares credited to stock accounts under the DDCP and the EDCP.

11 Includes 1,675 shares subject to forfeiture under the NEDSCP and 3,911 shares credited to a stock account under the DDCP.

12 Includes 1,691 shares subject to forfeiture under the NEDSCP and 3,164 shares credited to a stock account under the DDCP.

13 Includes 1,902 shares subject to forfeiture under the NEDSCP, 2,361 shares held in trust, and 2,897 shares credited to a stock account under the DDCP.

14 Includes 1,902 shares subject to forfeiture under the NEDSCP, 3,118 shares credited to a stock account under the DDCP, 24 shares held by Mr. Tromley's wife in an Individual Retirement Account and 4 shares representing his wife's proportionate interest in shares held by an investment club of which she is a member.

15 Includes 2,007 shares subject to forfeiture under the NEDSCP and 2,648 shares credited to a stock account under the DDCP.

16 Includes 35,967 shares of which 8,216 shares are held jointly with spouse or other relative, 443 shares are held as custodian for minor children, 5,171 shares are held indirectly under the RKSP and 19,900 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the Restated SOP.

                             EXECUTIVE COMPENSATION

      Shown below is information concerning the annual and other compensation for services in all capacities to the Company for the years ended December 31, 2001, 2000, and 1999, of those persons who were, during 2001 and at December 31, 2001 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the Named Executive Officers):

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                    ------------------------------------    --------------------------------
                                                                OTHER                                               ALL
       NAME AND                                                 ANNUAL         RESTRICTED        SECURITIES        OTHER
       PRINCIPAL                                               COMPEN-           STOCK           UNDERLYING        COMPEN-
       POSITION            YEAR      SALARY        BONUS       SATION1           AWARD2            OPTIONS         SATION3
-----------------------------------------------------------------------------------------------------------------------------

Richard G. Reiten          2001     $446,668     $250,000       $5,538         $      0                  0         $53,625
Chairman and Chief         2000      426,174      236,500        2,520                0             15,000          12,533
 Executive Officer         1999      405,004      190,500        9,300                0                  0           7,900

Mark S. Dodson             2001      222,745      106,700            0                0                  0          13,136
President, Chief           2000      188,340       72,100            0                0              7,500           5,106
 Operating Officer         1999      179,175       62,800            0                0                  0           3,500
 and General Counsel

Michael S. McCoy           2001      222,501       87,800          322                0                  0          22,145
Executive Vice             2000      212,540       79,000            0                0              7,500           5,625
 President                 1999      197,504       69,300          692                0                  0           3,700

Bruce R. DeBolt            2001      222,501       83,400            0          108,305                  0          31,141
Senior Vice                2000      213,838       79,900            0                0              7,500           5,803
 President and             1999      206,504       71,300          785                0                  0           4,030
 Chief Financial
 Officer

Lea Anne Doolittle         2001      145,000       40,800            0                0                  0           5,432
Vice President             2000       24,410            0            0                0              5,000          27,200
 (became an officer        1999            -            -            -                -                  -               -
 on 10/30/00)


1    All amounts shown for the Named Executive Officers represent the employee portion of the Medicare Hospital Insurance
     Tax liability paid by the Company on the present value increase in those years of their benefits under the Executive
     Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by the Company.

2    The aggregate number of shares of restricted stock at December 31, 2001 was 4,500 shares with a market value of
     $114,750. Dividends are paid on all shares of restricted stock.

3    Amounts for the year 2001 include Company matching amounts contributed or accrued for the year 2001 for the Named
     Executive Officers under the Company's Executive Deferred Compensation Plan ($15,395 for Mr. Reiten, $8,281 for Mr.
     Dodson, $9,045 for Mr. McCoy, $3,972 for Mr. DeBolt and $424 for Ms. Doolittle) and its Retirement K Savings Plan
     ($5,100 each for Messrs. Reiten and DeBolt, $564 for Mr. Dodson, $0 for Mr. McCoy and $4,742 for Ms. Doolittle).
     Amounts for 2001 also include above-market interest credited to the Executive Deferred Compensation Plan accounts of the Named Executive Officers as follows: $33,130 for Mr. Reiten, $4,291 for Mr. Dodson, $13,100 for Mr. McCoy, $22,069
     for Mr. DeBolt, and $266 for Ms. Doolittle.




                        OPTION GRANTS IN LAST FISCAL YEAR

       No stock options were granted to the Named Executive Officers listed in the Summary Compensation Table during 2001.

                    LONG-TERM INCENTIVE PLAN - AWARDS IN 2001

      No long-term incentive plan awards were granted to the Named Executive Officers listed in the Summary Compensation Table in 2001.

         AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

      Shown below is information with respect to options to purchase shares of the Company's Common Stock exercised in 2001 and unexercised options granted under the Restated Stock Option Plan to the Named Executive Officers and held by them at December 31, 2001.

                          NO. OF                       NO. OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                          SHARES                         UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                       ACQUIRED ON      VALUE               DECEMBER 31, 2001               AT DECEMBER 31, 2001
NAME                     EXERCISE      REALIZED        EXERCISABLE   UNEXERCISABLE1      EXERCISABLE2   UNEXERCISABLE1
----                   -----------     --------        -----------   --------------      ------------   --------------

Richard G. Reiten           0            $ 0              67,500           10,000          $ 266,700         $ 52,500
Mark S. Dodson              0              0               7,500            5,000             13,125           26,250
Michael S. McCoy            0              0              15,000            5,000            170,025           26,250
Bruce R. DeBolt             0              0              15,491            5,000             85,712           26,250
Lea Anne Doolittle          0              0               1,700            3,300              4,463            8,663


1    Unexercisable options are those options that have not vested. Of the options shown, a portion became exercisable on January 1, 2002 and the remainder will become exercisable on January 1, 2003.

2    Represents the difference between the option exercise prices for in-the-money options and the closing price of
     $25.50 for the Company's Common Stock as quoted on the New York Stock Exchange on December 31, 2001 times the number of options. Options granted to Named Executive Officers in 1998 were not in-the-money at year-end 2001.



         REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE
                                       ON
                        EXECUTIVE MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

      The Company's executive compensation program is administered by the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which is comprised of directors Hamachek, Kuni, Pape and Whiteley, each of whom is an outside director. The program is designed to attract, motivate and retain talented executives critical to the achievement of the Company's long-term business strategy, its annual goals and objectives, the enhancement of shareholder value, and the implementation of corporate values. The program seeks to do this by:

o Tieing a portion of each executive's total compensation opportunity to the achievement of previously-established annual performance goals.

o Aligning executives' long-term interests with those of the Company's shareholders by encouraging ownership of the Company's Common Stock.

o Providing total compensation, including base salary and incentive compensation, which is competitive with that of other energy service and industrial companies of comparable size and circumstances.

EXECUTIVE COMPENSATION COMPONENTS

      There are three primary components of the Company's executive compensation program - annual base salary, annual incentive cash bonuses and long-term stock incentives.

BASE SALARIES

      Base salaries paid to executives are established by the Board of Directors upon the recommendation of the Committee based, in part, on market salary analyses prepared by the Company's independent compensation consultant. These analyses include salary data for comparable executive positions of energy service and industrial companies of approximately the same size in terms of total revenues located throughout the United States. The energy services portion of the analysis includes data from the American Gas Association executive compensation survey, which includes substantially the same companies that comprise the EdwardJones Natural Gas Distribution Index appearing on the performance graph (page 18). The Committee uses this information as a guide to establish base salaries that are competitive with those paid to executives in similar positions in comparable companies. Generally, it is the Committee's policy to target executives' base salaries at a level equivalent to the 50th percentile for base salaries for comparable positions included in the consultant's analyses. Each executive's targeted salary level may be adjusted, at the discretion of the Committee, on the basis of such executive's performance and potential, as well as changes in duties and responsibilities. Executives' salaries are reviewed by the Committee annually.

EXECUTIVE ANNUAL INCENTIVE PLAN

      The Company's Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program which will motivate key executives to achieve previously-established annual performance goals. The amounts to be paid if these goals should be achieved or exceeded, when added to base salaries, are intended to place the Company's executives' compensation at between the 50th and 75th percentiles of total cash compensation for comparable positions included in the consultant's analyses.

      Participation in the Executive Annual Incentive Plan currently is limited to eight executive officers and three top managers selected by the Board. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals.

      At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts, if any, to be awarded.

      The amounts of these awards are based on a formula which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive's ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 25% to 50% of base salary if the prescribed Company and individual performance goals are met, or up to 37.5% to 75% of base salary if these goals are exceeded.

      Performance goals established for 2001 focused on strengthening the Company's financial position. These included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; (2) a weighted average ranking for return on equity over a two-year period which would exceed a base level among a peer group of other gas utilities; and (3) several operating goals related to return on new residential customers, customer satisfaction improvement, market share and productivity in serving customers. In combination, these goals measured the Company's performance in terms of its overall profitability, its financial performance, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee used a performance matrix which accorded 50% to net income and 25% to each of the other two goals. The grant of any award for 2001 was conditioned upon the Company's 2001 net income exceeding a percentage of the target designated in advance by the Board and being sufficient to cover the payment of all dividends.

LONG-TERM INCENTIVES

      The long-term portion of the Company's executive compensation program consists of two components: stock options and performance shares. Stock options incent executives to increase the Company's Common Stock price performance, thereby aligning their interests with those of the other common shareholders.

      The Company typically makes stock option grants under the Restated Stock Option Plan every two years, rather than annually. No options were granted to the Named Executive Officers in 2001. When grants are made, the number of options granted is based upon a combination of competitive expected value for the stock option component and the Committee's judgment as to how many options will provide meaningful incentives to executives. In determining the number of options to be granted, the Committee takes into consideration the number of shares available for grant under the Plan, the number of options previously granted and the number of shares then owned by each Named Executive Officer in relation to a targeted objective for stock ownership by executives.

      The performance share component of the executive's long-term compensation program was added in 2000, following an evaluation of the competitiveness of the long-term incentive opportunities provided to executives. As a result of this evaluation, the Committee determined that the long-term incentive opportunity previously provided was significantly less than competitive. Therefore, the Committee decided to add a new performance share long-term incentive to the Company's executive compensation program typically consisting of annual awards payable in Company stock based on the Company's financial performance over three-year performance cycles. The initial awards granted by the Committee in late 2000 included both the standard awards based on a three-year performance cycle and one-time awards based on a two-year performance cycle. The performance measure used to determine incentive awards for both cycles is the Company's average return on equity during the period covered by the award in relation to pre-established targeted objectives. No additional awards were granted in 2001.

CEO COMPENSATION

      Compensation paid to Richard G. Reiten for the year 2001, as Chairman and Chief Executive Officer, consisted of his base salary and an incentive bonus. Mr. Reiten's 2001 compensation reflects a 4.7% increase in his base salary effective as of March 1, 2001, which was deemed by the Committee and the Board to be appropriate to maintain the competitiveness of his base salary. His compensation also reflects a cash bonus of $250,000 under the Executive Annual Incentive Plan. The award of the bonus for 2001, which is equal to 56.0% of Mr. Reiten's 2001 base salary, was based upon the achievement of the corporate performance goals as described above under the "Executive Annual Incentive Plan" and upon the Committee's evaluation of Mr. Reiten's performance in relation to the achievement of pre-established individual performance goals. For 2001, the Company reported earnings of $1.88 a diluted share and net income applicable to common stock of $47.8 million. These 2001 results exceeded the financial performance goals established for the year. For 2001, the Company's return on equity of 10.4% ranked 13th among 16 comparable companies. Combined with the return on equity in 2000, the Company's weighted two-year ranking for return on equity was 12th within this group. The Committee determined that the achievements made with respect to these corporate performance goals, together with Mr. Reiten's overall accomplishments for the year, warranted the bonus awarded to Mr. Reiten for 2001.

DEDUCTIBILITY OF COMPENSATION

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the
Code), generally limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to any individual who, on the last day of the taxable year, is its chief executive officer or is among its four highest compensated officers (other than the chief executive officer). Certain exceptions to this limitation apply to so-called "performance-based compensation." The Company does not expect the sum of the base salary, annual cash incentive bonus and other relevant compensation paid to any executive officer to exceed $1 million in any year. In the event that in the future the Company determines that an executive's annual compensation may approach or exceed this limitation, it will consider the use of this exception to the limitation under Code Section 162(m) as it has in the case of stock options and long-term incentive awards as described below.

      It is the Company's policy generally to grant options that meet the requirements of the Code and the regulations thereunder so that any such compensation recognized by an optionee will be fully deductible performance-based compensation. The shareholders have previously approved and reapproved the Restated Stock Option Plan to comply with the performance-based compensation requirements of Code Section 162(m) so that compensation received on the exercise of options granted under this Plan would not be subject to the $1 million limitation. The Restated Stock Option Plan as it is proposed to be amended will continue to meet the requirements of the performance-based compensation regulations (see Proposal 2, below). In 1996, the Committee determined that option grants would henceforth generally be Non-Statutory Stock Options for which the Company will receive a tax deduction upon exercise.

      The performance share long-term incentive awards granted by the Company are also intended to meet the "performance-based compensation" requirements of the Code and regulations so that any compensation paid under those awards will be fully deductible.

      Respectfully submitted on February 28, 2002 by the Organization and Executive Compensation Committee of the Board of Directors:

               Tod R. Hamachek, Chair         Randall C. Pape
               Wayne D. Kuni                  Benjamin R. Whiteley

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P SmallCap 600 Index (S&P SmallCap 600) and the EdwardJones Natural Gas Distribution Index (NGDI) for the period of five years commencing December 31, 1996 and ended December 31, 2001.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                       Based on $100 invested on 12/31/96


        $240
                        NW NATURAL
        $220

        $200            S&P SmallCap 600

        $180            EdwardJones NGDI*

        $160
                                                GRAPH OMITTED
        $140

        $120

        $100

         $80

                         1996        1997        1998        1999        2000         2001
NW NATURAL              $100.00    $135.50      $118.29     $105.40     $134.59      $136.48

S&P SmallCap 600        $100.00    $124.53      $121.93     $135.96     $150.94      $159.59

EdwardJones NGDI        $100.00    $129.90      $139.38     $134.23     $167.92      $164.22


*Total return assumes reinvestment of dividends at the end of the month during which they were paid.

**EdwardJones Natural Gas Distribution Index is comprised of the following companies: AGL Resources Inc., Atmos Energy Corp., Cascade Natural Gas Corp., Delta Natural Gas Co. Inc., Energy West Inc., EnergySouth Inc., Laclede Group Inc., New Jersey Resources, Northwest Natural Gas Co., Peoples Energy Corp., Piedmont Natural Gas Co., RGC Resources Inc., South Jersey Industries, Southern Union Co., and WGL Holdings Inc.

PENSION PLANS

      The following table shows the estimated annual retirement benefit payable upon retirement at age 65 as a straight life annuity (net of Social Security offset) to the Company's executive officers under the Company's defined benefit plans: the qualified Retirement Plan for Non-Bargaining Unit Employees, the Executive Deferred Compensation Plan supplemental benefit and the Executive Supplemental Retirement Income Plan (ESRIP). Optional forms of payment, including joint and survivor forms, are available, subject to an actuarial adjustment in the amount of payment.

                               PENSION PLAN TABLE

        COMPENSATION                         YEARS OF SERVICE
        ---------------     ----------------------------------------------------

                                  10            15          20       25 or more
                                  --            --          --       ----------

        $ 150,000             $ 45,000     $  77,600    $ 81,300    $  85,100
          200,000               66,700       110,100     115,100      120,100
          250,000               88,300       142,600     148,800      155,100
          300,000              110,000       175,100     182,600      190,100
          350,000              131,600       207,600     216,300      225,100
          400,000              153,300       240,100     250,100      260,100
          450,000              174,900       272,600     283,800      295,100
          500,000              196,600       305,100     317,600      330,100
          550,000              218,200       337,600     351,300      365,100
          600,000              239,900       370,100     385,100      400,100
          650,000              261,500       402,600     418,800      435,100
          700,000              283,200       435,100     452,600      470,100


      For purposes of the ESRIP, "compensation" consists of the average of the annual salary and bonus paid to a plan participant by the Company for the highest three compensation years in the last 10 years prior to retirement.

      The credited years of service under the ESRIP for Messrs. Reiten, Dodson, McCoy, DeBolt, and Ms. Doolittle are 14 years, 4 years, 32 years, 22 years and 1 year, respectively. For purposes of the ESRIP, Mr. Reiten was granted an additional 8 years of past service credit which are included in years of service shown. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will receive three additional years of service credit for ESRIP purposes.

      ESRIP benefits are 50% vested after five years of service and become vested for an additional 10% for each additional year of service until fully vested after 10 years of service. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will be fully vested regardless of years of service.

                            REPORT OF AUDIT COMMITTEE

      The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of the Company's accounting functions, financial reporting and internal controls. The Committee is composed of independent directors, and acts under a written charter first adopted and approved by the Board on May 25, 2000. Each of the members of the Committee is independent as defined by New York Stock Exchange listing standards.

      The Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing, and financial reporting practices. During fiscal 2001, the Committee chair, or his designee, as representative of the Committee, discussed the interim financial information contained in each Quarterly Report on Form 10-Q with the Chief Financial Officer, the Controller, and the independent accountants prior to its filing with the Securities and Exchange Commission (SEC).

      In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 with the Company's management and the independent accountants. As part of its review, the Committee discussed the Company's accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in the Company's 2001 Annual Report on Form 10-K. In addition, the Committee discussed with the independent accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion as to whether the financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships and non-audit services between the independent accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, the Committee considered whether or not the provision of non-audit services by the independent accountants for the year 2001 is compatible with maintaining the independence of the firm. The Committee also discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company's internal controls, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with both the independent and the internal auditors their respective audit plans, audit scopes, and identification of audit risks.

      The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Northwest Natural Gas Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

      Respectfully submitted on February 28, 2002 by the Audit Committee of the Board of Directors:

            Wayne D. Kuni, Chair               Dwight A. Sangrey
            Mary Arnstad                       Russell F. Tromley
            Thomas E. Dewey, Jr.               Richard L. Woolworth

PROPOSAL 2 - PROPOSED AMENDMENT AND REAPPROVAL OF THE RESTATED STOCK OPTION
PLAN

      In 1985, the Board of Directors adopted and the shareholders approved the Company's 1985 Stock Option Plan (the Plan). In 1995, the Board of Directors adopted and the shareholders approved an amendment to increase to 800,000 the number of shares of the Company's Common Stock available for issuance under the Plan. As a result of the Company's 3-for-2 stock dividend in 1996, there are now a total of 1,200,000 shares of the Company's Common Stock that have been reserved for issuance under the Plan. In February 2002, the Board of Directors adopted certain amendments to the Plan and renamed it the "Restated Stock Option Plan."

      The purpose of the Plan is to enable the Company to attract and retain experienced and able employees and to provide incentives to them to exert their best efforts for the Company and its shareholders. In order to continue to provide incentives to current and potential future employees and to expand the class of employees eligible to receive the incentives, the Board of Directors adopted several amendments to the Plan in February 2002 that are subject to shareholder approval.

      The Board of Directors proposes that the shareholders approve the following amendments to the Plan.

      Increase in Number of Shares Available. The Board of Directors has adopted an amendment to the Plan, subject to shareholder approval, to increase the number of shares available under the Plan from 1,200,000 to 2,400,000. As of February 28, 2002, options to purchase 521,741 shares were outstanding under the Plan and 222,000 shares were available for future option grants. While the Board of Directors believes the shares remaining available for option grants under the Plan are adequate to meet the Company's short-term needs, the Board also believes an increase is necessary to accommodate the Company's long-term compensation objectives which include broadening the base of employees eligible for stock option grants. See "Eligibility."

      Eligibility. The Board of Directors has adopted an amendment to the Plan, subject to shareholder approval, to change the eligibility requirements to receive options under the Plan. Currently, options may be granted only to officers and other key employees of the Company who perform services of special importance to the Company in the management, operation and development of its business. The proposed amendment would allow option grants to all employees of the Company, or any parent or subsidiary of the Company. Expanding the class of employees eligible to receive option grants will allow the Company to provide incentives to non-management employees to exert their best efforts for the Company and its shareholders. Shareholder approval of the class of employees eligible to receive options under the Plan is required for continued compliance with the performance-based compensation regulations under Section 162(m) of the Code. See "Tax Consequences."

      Per-Employee Limit on Option Grants. The Board of Directors has adopted an amendment, subject to shareholder approval, to increase the annual per-employee limit on option grants under the Plan from 75,000 to 200,000 shares. The Board of Directors believes the increase is consistent with industry standards and is necessary to continue to attract and retain qualified employees. Shareholder approval of the annual per-employee limit is required for continued compliance with the performance-based compensation regulations under Section 162(m) of the Code. See "Tax Consequences."

SUMMARY OF RESTATED STOCK OPTION PLAN

      The material terms of the Plan as proposed to be amended are described below and a complete copy of the Plan, marked to show the proposed amendments, is attached to this proxy statement as Appendix A. The following description is qualified in its entirety by reference to Appendix A. All capitalized terms have the meaning set forth in the Plan.

ADMINISTRATION

      The Board of Directors has delegated authority to administer the Plan to the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which consists of four "outside directors," as defined in the regulations under Section 162(m) of the Code. The Committee also has authority to adopt rules and regulations relating to administration of the Plan and to interpret provisions of the Plan. All determinations of the Committee are conclusive. Only the Board of Directors may amend or terminate the Plan.

ELIGIBILITY

      All employees, including directors who are employees, of the Company or any subsidiary or parent of the Company are eligible for option grants under the Plan. No members of the Committee are eligible for option grants under the Plan.

SHARES AVAILABLE

      Subject to the provisions of the Plan regarding adjustments for changes in capital structure, no more than 2,400,000 shares of authorized but unissued or reacquired Common Stock may be issued under the Plan. Any shares of Common Stock subject to an option that are not issued before the expiration of the option will again be available for award under the Plan.

CHANGES IN CAPITAL STRUCTURE

      The Plan provides that if the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, stock split or certain other transactions, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan and in all other share amounts set forth in the Plan.


STOCK OPTIONS

      Subject to the limitations described below, the Committee determines the employees to whom options are granted, the option price, the period of each option, the time or times at which options may be exercised, whether the option is an Incentive Stock Option or a Non-Statutory Stock Option, and any other term of the option grant. No employee may be granted options for more than 200,000 shares of Common Stock in any fiscal year. No monetary consideration is received by the Company for the granting of options.

      Incentive Stock Options. The Plan authorizes the Committee to grant Incentive Stock Options, as defined under Section 422 of the Code, subject to the following: (1) the option price per share may not be less than the fair market value of the Common Stock when the option is granted and if the optionee owns stock possessing more than 10% of the combined voting power of the Company, the option price may not be less than 110% of the fair market value of the Common Stock when the option is granted; (2) the term of the option may not exceed ten years, or five years for 10% shareholders; and (3) the aggregate fair market value (determined on the date of grant) of shares for which Incentive Stock Options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

      Non-Statutory Stock Options. The Committee may also grant Non-Statutory Stock Options. The option price may not be less than the fair market value of the Common Stock when the option is granted. The term of the option may not exceed ten years plus seven days.

AMENDMENT OR TERMINATION

      The Board of Directors may alter, amend, suspend or terminate the Plan at any time but may not, without shareholder approval, adopt any alteration or amendment that would: (1) increase the total number of shares of Common Stock that may be purchased under the Plan, except for adjustments for changes in the capital structure of the Company; (2) change the minimum option price; (3) increase the maximum option period; or (4) materially modify the requirements for eligibility for participation in the Plan. Unless earlier terminated by the Board of Directors, the Plan will continue in effect until options have been granted and exercised with respect to all shares reserved for the Plan, except that no Incentive Stock Options may be granted under the Plan after February 28, 2012.

TAX CONSEQUENCES

      The principal federal tax consequences to participants and the Company of the grant and exercise of Incentive Stock Options and Non-Statutory Stock Options under the Plan are summarized below.

      Incentive Stock Options. Under federal income tax law currently in effect, an optionee recognizes no income upon grant or exercise of an Incentive Stock Option. Federal income tax upon any gain resulting from exercise of an Incentive Stock Option is deferred until the optioned shares are sold by the optionee. The gain resulting from the exercise of an Incentive Stock Option is included in the alternative minimum taxable income of the optionee, however, and may, under certain conditions, give rise to alternative minimum tax liability.

      If an optionee exercises an Incentive Stock Option and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year or the two-year holding period (makes a "disqualifying disposition"), any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

      The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

      Non-Statutory Stock Options. Under federal income tax law presently in effect, no income is realized by the grantee of a Non-Statutory Stock Option until the option is exercised. At the time of exercise of a Non-Statutory Stock Option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a Non-Statutory Stock Option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be treated as a gain from the sale of a capital asset.

      Deductibility of Compensation. Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers in any year. Under Internal Revenue Service regulations, compensation received through the exercise of an option is not subject to the $1,000,000 limit if the option and the Plan meet certain requirements. One requirement is shareholder approval at least once every five years of the class of employees eligible to receive grants and the per-employee limits on the number of shares with respect to which options may be granted, each as proposed in this proxy statement. Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. The Company believes that if this proposal is approved by shareholders, compensation received on exercise of options granted under the Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

PLAN BENEFITS

      As set forth in the table captioned "Option Grants In Last Fiscal Year" above, during 2001 no stock options were granted to the Named Executive Officers listed in the Summary Compensation Table, and no stock options were granted during 2001 to the Company's other executive officers. Stock options were granted in 2001 to two employees of the Company to purchase a total of 15,000 shares of the Company's Common Stock at an exercise price of $24.91 per share. The number of options to be granted in the future to the Company's executive officers and to other employees is not determinable at this time. On February 28, 2002, the closing price on the New York Stock Exchange of the Company's Common Stock was $26.34 per share.

VOTE REQUIRED

      Approval of the Plan amendments by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of "no" votes in determining whether the amendments are approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3 - ELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has recommended that PricewaterhouseCoopers LLP, independent certified public accountants, be retained as independent auditors of the Company for the year 2002, and that this firm be elected by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be provided with the opportunity to make a statement and to respond to appropriate questions. In case PricewaterhouseCoopers LLP is not elected, the Board of Directors will select another independent certified public accounting firm to serve as independent auditors of the Company.

AUDIT FEES

      PricewaterhouseCoopers' fees and expenses for the fiscal year 2001 audit and the review of Forms 10-Q totaled $143,200, of which the aggregate amount of $107,400 had been billed through December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation during the year ended December 31, 2001.

PORTLAND GENERAL ELECTRIC COMPANY ACQUISITION

      PricewaterhouseCoopers LLP's fees and expenses for services related to the proposed acquisition of PGE during 2001 totaled $759,000. These fees included $675,000 for assistance provided by PricewaterhouseCoopers LLP in connection with the Company's due diligence investigation of PGE.

ALL OTHER FEES

      Aggregate fees and expenses billed for all other services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2001 totaled $104,600. These fees and expenses included amounts paid for audits of the Company's retirement plans, tax compliance work, services related to the issuance of securities and other special projects.

VOTE REQUIRED

      Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the election of PricewaterhouseCoopers LLP as independent auditors will require that the votes cast in favor of this Proposal at the Annual Meeting exceed the votes cast against the Proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for independent auditors.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2002.

                                  OTHER MATTERS

      The management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

EXECUTIVE SEVERANCE AGREEMENTS

      The Board of Directors has approved the Company's entry into severance agreements with each executive officer of the Company, including all of the Named Executive Officers. These agreements generally provide for the payment, upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company, of an amount equal to two or three times the sum of the employee's annual salary and average bonus for the last three years, and also provide for the three-year continuation of life and health insurance benefits. In addition, if any payments to the employee are subject to the excise tax on "parachute payments," the Company will make an additional payment to the employee such that the employee will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreements). All of the executive officers have executed the severance agreements.

 EMPLOYMENT AGREEMENTS

      On November 2, 1995, the Company entered into an employment agreement with Mr. Reiten for a term extending until February 28, 2003. Under this agreement, the Company recognized eight years of past service for purposes of the ESRIP. Accordingly, Mr. Reiten is treated under the

ESRIP as if he had commenced employment with the Company on February 28, 1988 and will be vested and eligible for supplemental retirement benefits at 65% of final annual compensation upon retirement on or after February 28, 2003. As amended on September 24, 1998, the agreement also provides that Mr. Reiten will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) dies or becomes disabled, (b) is terminated other than for cause, or (c) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

      On July 2, 1997, the Company entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Under this agreement, the Company modified the service requirements applicable to Mr. Dodson for purposes of the ESRIP. Accordingly, Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 32.5% of final annual compensation upon retirement on or after December 31, 2002 and 65% of final annual compensation upon retirement on or after December 31, 2007. The agreement also provides that Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) becomes disabled, (b) dies after December 31, 2002, (c) is terminated other than for cause, or (d) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

      On October 20, 2000, the Company entered into an employment agreement with Ms. Doolittle providing for her employment as vice president of human resources, effective October 30, 2000, at an annual salary of $140,000. The agreement also provided that she would (a) be paid a signing bonus of $27,200, (b) be granted options on 5,000 shares of the Company's Common Stock under the Restated Stock Option Plan, and (c) be eligible to participate in the executive benefit programs that are made available to other officers.

                       2003 ANNUAL MEETING OF SHAREHOLDERS

      The 2003 Annual Meeting of Shareholders is scheduled to be held in Portland, Oregon on Thursday, May 22, 2003. Specific proposals of common shareholders intended to be presented at this meeting must comply with the requirements of the Securities Exchange Act of 1934 and be received by the Secretary of the Company for inclusion in its 2003 proxy materials by December 23, 2002.

      The Securities and Exchange Commission's proxy rules allow the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in the Company's proxy statement, if the Company does not have notice of the matter at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described in the preceding sentence) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter. Accordingly, for the 2003 Annual Meeting of Shareholders any such notice must be submitted to the Secretary of the Company on or before March 5, 2003.

                             SOLICITATION OF PROXIES

      Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the Internet or facsimile transmission. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $2,500 plus reasonable out-of-pocket expenses.

      If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the Internet, so that the business of the meeting can be transacted.

                                            By Order of the Board of Directors,


                                            /s/ C. J. Rue
Portland, Oregon                            C. J. Rue
April 19, 2002                              Secretary

                                                                      APPENDIX A


                          NORTHWEST NATURAL GAS COMPANY
                           RESTATED STOCK OPTION PLAN
                        (as amended as of May 23, 2002)1


      1. PURPOSE. The purpose of this Restated Stock Option Plan, formerly referred to as the 1985 Stock Option Plan (the "Plan"), is to enable Northwest Natural Gas Company (the "Company") to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its shareholders.

      2. SHARES SUBJECT TO THE PLAN. Except as provided in paragraph 10, the total number of shares of the Company's Common Stock, $3-1/6 par value per share ("Common Stock"), covered by all options granted under the Plan shall not exceed [1,200,000] 2,400,000 authorized but unissued or reacquired shares. If any
            =========
option under the Plan expires or is cancelled or terminated and is unexercised in whole or in part, the shares allocable to the unexercised portion shall again become available for options under the Plan.

      3. DURATION OF THE PLAN. The Plan shall continue until options have been granted and exercised with respect to all of the shares available for the Plan under paragraph 2 (subject to any adjustments under paragraph 10), unless sooner terminated by action of the Board of Directors. The Board of Directors has the right to suspend or terminate the Plan at any time except with respect to then outstanding options.

      4.    ADMINISTRATION.

            4.1 BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors, which shall determine and designate from time to time the employees to whom options shall be granted and the number of shares, option price, the period of each option, the time or times at which options may be exercised, and any other term of the grant, all of which shall be set forth in an option agreement between the Company and the optionee. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt rules and regulations relating to administration of the Plan, and the interpretation and construction of the provisions of the Plan by the Board of Directors shall be final and conclusive.

            4.2 COMMITTEE. The Board of Directors may delegate to any committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. Members of the Committee are not eligible to receive an option pursuant to the Plan while on the Committee. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may terminate or amend the Plan as provided in paragraphs 3 and 11.


-------------------------
1    Proposed amendments are shown as bracketed, struck-through deletions and bold, double-underlined insertions.

      5.    ELIGIBILITY; GRANTS.

            5.1 ELIGIBILITY. Options may be granted under the Plan only to officers and other [key] employees (including employees who are directors) of the Company OR ANY PARENT OR SUBSIDIARY OF THE COMPANY [who, in the judgment of
            ==========================================
the Board of Directors, will perform services of special importance to the Company in the management, operation, and development of its business].

            5.2 GRANTS. Options granted under the Plan may be Incentive Stock Options as defined in ss.422 of the Internal Revenue Code of 1986, as amended ("IRC"), or Non-Statutory Stock Options. A Non-Statutory Stock Option means an option other than an Incentive Stock Option. The Board of Directors has the sole discretion to determine which options shall be Incentive Stock Options and which options shall be Non-Statutory Stock Options, and, at the time of grant, it shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option. In the case of Incentive Stock Options, all terms shall be consistent with the requirements of the IRC and applicable regulations. No Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

      6. LIMITATION ON AMOUNT OF GRANTS. No employee may be granted options under the Plan for more than [75,000] 200,000 shares of Common Stock
                                              =======
in any fiscal year.

      7. OPTION PRICE. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but the option price for an Incentive Stock Option and a Non-Statutory Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted. Except as otherwise expressly provided, for purposes of the Plan, the fair market value shall be deemed to be the closing sales price for the Common Stock as reported by the New York Stock Exchange and published in the Wall Street Journal for the day preceding the date of grant, or such other fair market value of the Common Stock as determined by the Board of Directors of the Company.

      8. DURATION OF OPTIONS. Each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted and no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years plus seven days from the date it is granted.

      9. NONASSIGNABILITY. Except as otherwise provided by the Board of Directors, each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

      10. CHANGES IN CAPITAL STRUCTURE. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for the purchase of which options may be granted under the Plan and in all other share amounts set forth in the Plan. Any such adjustment made by the Board of Directors shall be conclusive.

      11. AMENDMENT OF PLAN. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason. After the Plan has been approved by the shareholders and except as provided in the applicable option agreement, however, no change in an option already granted to an employee shall be made without the written consent of such employee. Furthermore, unless approved at an annual meeting or a special meeting by a vote of shareholders in accordance with Oregon law, no amendment or change shall be made in the Plan (a) increasing the total number of shares which may be purchased under the Plan, (b) changing the minimum purchase price specified in the Plan, (c) increasing the maximum option period, or (d) materially modifying the requirements for eligibility for participation in the Plan.

      12. APPROVALS. The obligations of the Company under the Plan are subject to the approval of the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, and such other state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the granting of any option under the Plan, the issuance or sale of any shares purchased on exercise of any option under the Plan, or the listing of such shares on said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Common Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal laws. The Company shall not be obligated to register shares issuable on exercise of options under the Securities Act of 1933.

      13. EMPLOYMENT RIGHTS. Nothing in the Plan or any option granted pursuant to the Plan shall confer on any optionee any right to be continued in the employment of the Company or to interfere in any way with the right of the Company by whom such optionee is employed to terminate such optionee's employment at any time, with or without cause.

                                  [PROXY CARD]

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                                                Have your proxy card available
[COMPANY LOGO]     NW Natural                   when you call the TOLL-FREE
[GRAPHIC OMITTED]  220 N.W. SECOND AVENUE       NUMBER 1-800-542-1160 using a
                   PORTLAND, OR 97209           touch-tone telephone. You will
                                                be prompted to enter your
                                                Control Number. Please follow
                                                the simple prompts that will be
                                                presented to you to record your
                                                vote.

                                                --------------------------------
                                                        VOTE BY INTERNET
                                                --------------------------------

                                                Have your proxy card available
                                                when you access the website
                                                HTTP://WWW.VOTEFAST.COM. You
                                                will be prompted to enter your
                                                Control Number. Please follow
                                                the simple prompts that will be
                                                presented to you to record your
                                                vote.

                                                --------------------------------
                                                          VOTE BY MAIL
                                                --------------------------------

                                                Please mark, sign and date your
                                                proxy card and return it in the
                                                postage-paid envelope provided
                                                or return it to: Corporate
                                                Election Services, P. O. Box
                                                1150, Pittsburgh, PA 15230-1150.

-----------------------------------------------------------------------------------------

  VOTE BY TELEPHONE                 VOTE BY INTERNET                VOTE BY MAIL

Call TOLL-FREE using a          Access the WEBSITE and            Return your proxy

Touch-Tone phone:                  Cast your vote:               in the POSTAGE-PAID

1-800-542-1160                  HTTP://WWW.VOTEFAST.COM           envelope provided

-----------------------------------------------------------------------------------------

                       VOTE 24 HOURS A DAY, 7 DAYS A WEEK!
     YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:59 P.M. EASTERN
      DAYLIGHT TIME ON MAY 22, 2002 TO BE COUNTED IN THE FINAL TABULATION.

        ============================================================
                    YOUR CONTROL NUMBER IS:

        ============================================================


                      PROXY MUST BE SIGNED AND DATED BELOW.
           PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED] NW NATURAL                                   REVOCABLE PROXY
 [COMPANY LOGO]

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. IF NO DIRECTION IS MADE, THE
PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PROPOSAL 1.  Vote on Directors                                        |_| FOR ALL      To withhold an individual nominee, mark
         Class III Nominees: (01)  Thomas E. Dewey, Jr.               |_| WITHHOLD ALL "FOR All Except" and write the nominee's
                             (02)  Richard G. Reiten                  |_| FOR ALL EXCEPT name on the line below.
                                                                            ---------------------------------------------------
PROPOSAL 2. To amend and reapprove the Restated Stock Option Plan     |_| FOR               |_| AGAINST             |_| ABSTAIN
PROPOSAL 3. Election of PricewaterhouseCoopers LLP as Auditors
            for 2002                                                  |_| FOR               |_| AGAINST             |_| ABSTAIN
|_| PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                                                       _________________________________________________________
                                                                       Signature(s)


                                                                       _________________________________________________________
                                                                       Signature(s)

                                                                       When signing as attorney-in-fact, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such. On joint accounts, each owner should
                                                                       sign.

                                                                       Date:_______________________________________________, 2002
























                                     Please fold and detach card at perforation before mailing.
------------------------------------------------------------------------------------------------------------------------------------



[GRAPHIC OMITTED] NW NATURAL                                   REVOCABLE PROXY
 [COMPANY LOGO]


                          NORTHWEST NATURAL GAS COMPANY
                  PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wayne D. Kuni, Richard G. Reiten and Robert L. Ridgley and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 23, 2002, and at all adjournments thereof,
(i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company's Common Stock are held for the account of the undersigned under the Company's Dividend Reinvestment and Stock Purchase Plan, its Retirement K Savings Plan or its Employee Stock Purchase Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein, at the 2002 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodation for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3411 at least 72 hours before the meeting.

            PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND
                  MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.